Exhibit 99

FOR IMMEDIATE RELEASE

Summary:       Alex Mason and Jay Wilson Elected Directors of
      Mercantile Bankshares Corporation

BALTIMORE, MARYLAND, January 11, 2005 - Edward J. Kelly III, Chairman, President and Chief Executive Officer of Mercantile Bankshares Corporation (Nasdaq: MRBK), today announced the election of Alexander T. Mason and Jay M. Wilson to the Boards of Directors of both Mercantile Bankshares Corporation and Mercantile-Safe Deposit and Trust Company.

Mr. Mason has served as Vice Chairman of Mercantile Bankshares since joining the company in November 2003. He is responsible for the firm’s Risk Management function, and he leads a number of important Bankshares initiatives including strategic planning, new markets and business development, human resources, banking services and private equity investments.

Mr. Wilson returned to Mercantile earlier this month as Vice Chairman and CEO of Mercantile’s Investment & Wealth Management Division. He served nearly a decade at Mercantile beginning in 1989, including five years as a Director of Bankshares and four years as head of the bank’s Investment & Wealth Management Division from 1994 to 1997, before leaving to found and co-manage Spring Capital Partners LP, a private equity fund that provides capital to emerging growth companies.

“We have benefited enormously during the past year from Alex’s wealth of business and management experience, and I believe that Jay’s knowledge, experience and links to the community will prove just as beneficial to our Investment & Wealth Management business and to our efforts as a whole,” said Mr. Kelly. “I look forward to the ideas, discipline and energy Alex and Jay will contribute as we all work together to grow the Mercantile franchise.”

Mercantile Bankshares Corporation, with more than $14 billion in assets, is a regional multibank holding company with headquarters in Baltimore, Maryland. It is comprised of Mercantile-Safe Deposit and Trust Company, 12 community banks and a mortgage banking company. Our 13 banks serve communities in Maryland, Washington, D.C., Northern Virginia, the Delmarva Peninsula and southern Pennsylvania. Mercantile-Safe Deposit and Trust Company represents approximately one-third of total assets and operates 26 offices in Maryland and one commercial office in southern Pennsylvania. Additional information is available at www.mercantile.com.

Contacts:
David E. Borowy	Janice M. Davis
Investor Relations	Corporate Communications
410-347-8361 410-237-5971
David.Borowy@Mercantile.net	Janice.Davis@Mercantile.net